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           Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Sanford C. Bernstein Fund II - Intermediate Duration Institutional Portfolio:

We consent to the use of our report, incorporated herein by reference, dated November 26, 2007, for the Sanford C. Bernstein Fund II - Intermediate Duration Institutional Portfolio as of September 30, 2007 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "CUSTODIAN, TRANSFER AGENT, COUNSEL, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS" in the Statement of Additional Information.


                                                  /s/ KPMG LLP
                                                  ------------------------------
                                                            KPMG LLP

New York, New York
January 28, 2008